                                CREDIT AGREEMENT

                          Dated as of February 9, 1994

                                     among

                              IMC-AGRICO COMPANY,

                                  as Borrower,

                          THE BANKS IDENTIFIED HEREIN,

                                      AND

                      NATIONSBANK OF NORTH CAROLINA, N.A.,

                                    as Agent

                               TABLE OF CONTENTS
                               -----------------

SECTION 1
      DEFINITIONS AND ACCOUNTING TERMS...............................   1
      1.01  Definitions..............................................   1
      1.02  Computation of Time Periods..............................  10
      1.03  Accounting Terms.........................................  10

SECTION 2
      CREDIT FACILITIES..............................................  10
      2.01  Revolving Loan Commitment................................  10
      2.02  Revolving Loan Advances..................................  11
      2.03  Conversion...............................................  12
      2.04  Repayment of the Revolving Loans.........................  12
      2.05  Interest on Revolving Loans..............................  12
      2.06  Revolving Notes..........................................  13
      2.07  Letter of Credit Subfacility.............................  13
      2.08  Conditions of Lending....................................  16
      2.09  Termination of Commitments...............................  16
      2.10  Fees.....................................................  17
      2.11  Prepayments..............................................  17
      2.12  Increased Costs, Illegality, etc.........................  18
      2.13  Capital Adequacy.........................................  19
      2.14  Compensation.............................................  19
      2.15  Taxes....................................................  20
      2.16  Indemnification; Nature of Issuing Bank's Duties.........  20
      2.17  Change of Lending Office.................................  21
      2.18  Payments and Computations................................  21
      2.19  Pro Rata Treatment.......................................  22
      2.20  Set-Off; Sharing of Payments.............................  22

SECTION 3
      CONDITIONS PRECEDENT TO REVOLVING LOANS AND LETTERS OF CREDIT..  23
      3.01  Executed Credit Documents................................  23
      3.02  No Default; Representations and Warranties...............  23
      3.03  Opinion of Counsel.......................................  23
      3.04  Partnership Documents....................................  24

SECTION 4
      REPRESENTATIONS AND WARRANTIES.................................  24
      4.01  Organization.............................................  24
      4.02  Due Authorization........................................  25
      4.03  No Conflicts.............................................  25
      4.04  Consents.................................................  25
      4.05  Enforceable Obligations..................................  25
      4.06  Financial Condition......................................  25
      4.07  No Default...............................................  25
      4.08  Liens....................................................  25
      4.09  Indebtedness.............................................  25
      4.10  Litigation...............................................  26
      4.11  Material Agreements......................................  26
      4.13  Compliance with Law......................................  26
      4.14  ERISA....................................................  26
      4.15  Subsidiaries.............................................  26
      4.16  Use of Proceeds; Margin Stock............................  26
      4.17  Government Regulation....................................  26
      4.18  Hazardous Substances.....................................  27
      4.19  Patents, Franchises, etc.................................  27
      4.20  Investments..............................................  27

SECTION 5
      AFFIRMATIVE COVENANTS..........................................  27
      5.01  Information Covenants....................................  27
      5.02  Preservation of Existence and Franchises.................  29
      5.03  Books, Records and Inspections...........................  29
      5.04  Compliance with Law......................................  29
      5.05  Payment of Taxes and Other Indebtedness..................  29
      5.06  Insurance................................................  29
      5.07  Maintenance of Property..................................  29
      5.08  Performance of Obligations...............................  29
      5.09  ERISA....................................................  30
      5.10  Use of Proceeds..........................................  30
      5.11  Financial Covenants......................................  30

SECTION 6
      NEGATIVE COVENANTS.............................................  30
      6.01  Indebtedness.............................................  31
      6.02  Liens....................................................  31
      6.03  Guaranty Obligations.....................................  31
      6.04  Nature of Business.......................................  31
      6.05  Consolidation, Merger, Sale or Purchase of Assets, etc...  31
      6.06  Advances, Investments and Loans..........................  32
      6.07  Prepayments of Indebtedness, etc.........................  32
      6.08  Transactions with Affiliates.............................  32
      6.09  Fiscal Year..............................................  32
      6.10  Partnership Agreement....................................  32

SECTION 7
      EVENTS OF DEFAULT..............................................  32
      7.01  Events of Default........................................  32
      7.02  Acceleration; Remedies...................................  34

SECTION 8
      AGENCY PROVISIONS..............................................  35
      8.01  Appointment..............................................  35
      8.02  Delegation of Duties.....................................  35
      8.03  Exculpatory Provisions...................................  35
      8.04  Reliance on Communications...............................  36
      8.05  Notice of Default........................................  36
      8.06  Non-Reliance on Agent and Other Banks....................  36
      8.07  Indemnification..........................................  37
      8.08  Agent in its Individual Capacity.........................  37
      8.09  Successor Agent..........................................  37

SECTION 9
      MISCELLANEOUS..................................................  38
      9.01  Notices..................................................  38
      9.02  Right of Set-Off.........................................  38
      9.03  Benefit of Agreement.....................................  39
      9.04  No Waiver; Remedies Cumulative...........................  40
      9.05  Payment of Expenses, etc.................................  40
      9.06  Amendments, Waivers and Consents.........................  41
      9.07  Counterparts.............................................  41
      9.08  Headings.................................................  41
      9.09  Survival.................................................  41
      9.10  Governing Law; Submission to Jurisdiction; Venue.........  41
      9.11  Severability.............................................  42
      9.12  Entirety.................................................  42
      9.13  Survival.................................................  42

                                CREDIT AGREEMENT



   THIS CREDIT AGREEMENT dated as of February 9, 1994 (the "Credit Agreement"), is by and among IMC-AGRICO COMPANY, a general partnership formed and existing under the laws of the State of Delaware (the "Borrower"), the various banks and lending institutions identified on the signature pages hereto (each a "Bank" and collectively, the "Banks"), and NATIONSBANK OF NORTH CAROLINA, N.A., as agent for the Banks (in such capacity, the "Agent").

                              W I T N E S S E T H

   WHEREAS, the Borrower has requested that the Banks provide a $75,000,000 credit facility for the purposes hereinafter set forth;

   WHEREAS, the Banks have agreed to make the requested credit facility available to the Borrower, and the Agent has accepted its duties hereunder, all on the terms and conditions hereinafter set forth;

   NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   SECTION 1

                        DEFINITIONS AND ACCOUNTING TERMS
                        --------------------------------

   1.01 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

     "Adjusted Eurodollar Rate" means for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate equal to the rate obtained by dividing (a) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the per annum rates at which deposits in U.S. dollars are offered to the Agent in the interbank eurodollar market at 11:00 A.M. (Charlotte, North Carolina time) (or as soon thereafter as is practicable), in each case two Business Days before the first day of such Interest Period, in an amount substantially equal to such Eurodollar Loan comprising part of such borrowing (including conversions, extensions and renewals) and for a period equal to such Interest Period by
   (b) a percentage equal to 100% minus the Adjusted Eurodollar Rate Reserve Percentage for such Interest Period. As used herein, "Adjusted Eurodollar Rate Reserve Percentage" for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), means the percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including eurocurrency liabilities, as such term is defined in Regulation D (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to the Interest Period for which such Adjusted Eurodollar Reserve Percentage is determined.

   "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a partnership, corporation or other entity if such Person possesses, directly or indirectly, the power (i) to vote 30% or more of the partnership interests, the securities having ordinary voting power for the election of directors of such corporation or other similar voting power or (ii) to direct or cause direction of the management and policies of such partnership, corporation or other entity, whether through the ownership of partnership interests, voting securities, by contract or otherwise.

     "Agent" means the agent for the Banks under this Credit Agreement as identified in the recital of parties hereinabove, and any successors and assigns in such capacity.

     "Agent's Fee Letter" means the letter agreement dated as of January 6, 1994 between the Agent and the Borrower, as amended, modified, supplemented or replaced from time to time.

     "Agent's Fees" means such term as defined in Section 2.10(c).

     "Applicable Margin" means (i) in the case of Base Rate Loans, 0%, and (ii) in the case of Eurodollar Loans, 3/4%.

     "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

     "Base Rate" means, for any day, a rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%) equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "Base Rate Loan" means a Revolving Loan which bears interest based on the Base Rate.

     "Borrower" means IMC-Agrico Company, a general partnership formed and existing under the laws of the State of Delaware.

     "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law or other governmental action to close in Charlotte, North Carolina or New York, New York; except that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

     "Capital Expenditures" means all expenditures which in accordance with generally accepted accounting principles would be classified as capital expenditures, including without limitation Capitalized Leases.

     "Capitalized Lease" means the obligations of a Person as lessee under leases that have been, or should be, characterized as capital leases in accordance with generally accepted accounting principles applied on a consistent basis.

     "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of
   (x) any domestic commercial bank or U.S. domiciled branch of a foreign commercial bank, of recognized standing having capital and surplus in excess of $500,000,000 or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition,
   (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition,
   (iv) repurchase agreements with a bank or trust company (including the Banks) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other liens or encumbrances) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (v) shares of funds registered under the Investment Company Act of 1940, as amended, having assets of at least $500,000,000 which invest only in obligations described above and which are rated by Moody's or S&P in one of the two highest rating categories assigned by such agencies for obligations of such nature.

     "Change of Control" means (i) IMC Fertilizer Group, Inc., a Delaware corporation ("IMC Fertilizer Group"), and FREEPORT McMoRan, Inc., a ___________ corporation, collectively, shall at any time fail to own, directly or indirectly,

     (A) at least 85% of the equity interests in the Borrower, or

     (B) at least 85% of the capital stock or equity interests in the corporate managing partner of the Borrower, or

   (ii) IMC Fertilizer Group, individually, shall at any time fail to

     (A) own, directly or indirectly, at least 50% of the equity interests in the Borrower,

     (B) own, directly or indirectly, at least 50% of the capital stock or equity interests in the corporate managing partner of the Borrower, or

     (C) appoint and control, directly or indirectly, at least 50% of the members of the Board of Directors (or other governing body) of the Borrower.


     "Closing Date" means the date on which initial Revolving Loans shall have been made or the initial Letters of Credit shall have been issued.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" means the commitments of the Banks to make Revolving Loans and to purchase participation interests in the Letters of Credit hereunder, and of the Issuing Bank to issue Letters of Credit.

     "Commitment Fee" means such term as defined in Section 2.10.

     "Consistent Basis" or "consistent basis" means, with regard to the application of accounting principles, accounting principles consistent in all material respects with the accounting principles used and applied in preparation of the financial statements previously delivered to the Banks and referred to in Section 4.06.

     "Controlled Group" means (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder, or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which the Borrower is a part or may become a part.

     "Credit Documents" means this Credit Agreement, the Notes, the LOC Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

     "Current Assets" means, at any date, the aggregate amount of current assets as determined in accordance with generally accepted accounting principles applied on a consistent basis.

     "Current Liabilities" means, at any date, the aggregate amount of current liabilities as determined in accordance with generally accepted accounting principles applied on a consistent basis.

     "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

     "Determination Date" means the last day of each quarterly fiscal period of the Borrower.

     "EBITDA" means, for any period, the net earnings (or net loss) plus the sum of (i) interest expense (including amortization of debt discount), (ii) income tax expense, (iii) depreciation, amortization and depletion expense, in each case determined in accordance with generally accepted accounting principles applied on a consistent basis for such period.

     "Eligible Assignee" means

          (i)   any Bank or Affiliate or subsidiary of a Bank, and

          (ii) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) reasonably acceptable to the Agent and the Borrower; provided, however, that such assignee has combined capital and surplus of at least $500,000,000.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

     "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) which together with the Borrower, any Subsidiary of the Borrower or member of the Consolidated Borrower Group would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m) and
   (o) of the Code.

     "Eurodollar Loan" means a Revolving Loan which bears interest based on the Adjusted Eurodollar Rate.

     "Event of Default" has the meaning specified in Section 7.

     "Excluded Taxes" means such term as defined in Section 2.15(a).

     "Existing Letters of Credit" means those letters of credit issued by NationsBank for the account of the Borrower and outstanding on the Closing Date and being more particularly identified on Schedule 2.07(c) hereof as such letters of credit may be amended, modified, extended, renewed or replaced from time to time.

     "Extension of Credit" means any Revolving Loan advance or the issuance or extension of any Letters of Credit and the obligations to make advances thereunder.

     "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve Bank of New York, as published by the Federal Reserve Bank of New York on the next succeeding Business Day, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Agent, of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     "Fees" means all fees payable pursuant to Section 2.10.

     "Generally Accepted Accounting Principles" or "generally accepted accounting principles" means generally accepted accounting principles at the time in the United States.

     "Government Acts" has the meaning specified in Section 2.16.

     "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     "Guaranty Obligations" means any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of Guaranty Obligations hereunder shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or obligation in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated amount in respect thereof (assuming such other Person is required to perform thereunder) as determined in good faith.

     "Indebtedness" means without duplication, (i) all indebtedness for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with generally accepted accounting principles would be shown to be a liability (or on the liability side of a balance sheet), (iii) the maximum amount of all letters of credit issued or acceptance facilities established for the account of such Person and, without duplication, all drafts drawn thereunder (other than letters of credit (x) supporting other Indebtedness of the Borrower or a Subsidiary or (y) offset by a like amount of cash or government securities held in escrow to secure such letter of credit and draws thereunder), (iv) all Capitalized Lease obligations, (v) all Indebtedness of another Person secured by any Lien on any property of the Borrower or a Restricted Subsidiary, whether or not such indebtedness has been assumed, (vi) indebtedness created or arising under any conditional sale or title retention agreement, and (vii) withdrawal liability or insufficiency under ERISA or under any qualified plan or related trust; but specifically excluding from the foregoing trade payables and accrued expenses arising or incurred in the ordinary course of business.

     "Interest Payment Date" means (i) as to Base Rate Loans, the last day of each month and on the Termination Date and (ii) as to Eurodollar Loans, on the last day of each Interest Period for such Revolving Loan and on the Termination Date, and in addition where the applicable Interest Period is more than 3 months, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding day.

     "Interest Period" means as to Eurodollar Loans, a period of one, two, three or six month's duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals), and ending on the last day of such one, two, three or six month period; provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day, (B) no Interest Period shall extend beyond the Termination Date and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

     "Issuing Bank" means NationsBank, or such other Bank as to which the Borrower has requested and the Required Banks and the requested Issuing Bank may agree. There shall be no more than one Issuing Bank at any time; provided that should there be a change in the Issuing Bank any Letters of Credit then issued and outstanding need not be replaced, but may remain outstanding.

     "Issuing Bank Fees" means such term as defined in Section 2.10(b).

     "Letter of Credit" means an Existing Letter of Credit or a standby letter of credit issued pursuant to the provisions of Section 2.07, as such standby letter of credit may be amended, modified, extended, renewed or replaced from time to time.

     "Letter of Credit Fees" means such term as defined in Section 2.10(b).

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

     "LOC Committed Amount" means such term as defined in Section 2.07(a).

     "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

     "LOC Obligations" means, at any time, the sum of (i) the maximum face amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate face amount of all drawings under Letters of Credit honored by the Issuing Bank but not theretofore reimbursed (whether by payment in cash or through a Mandatory Borrowing), minus (iii) all cash collateral provided with respect to any Letter of Credit.

     "Mandatory Borrowing" means such term as defined in Section 2.07(e).

     "Material Adverse Effect" means a material adverse effect on (i) the operations or financial condition of the Borrower, (ii) the ability of the Borrower to perform its obligations under this Credit Agreement, or (iii) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Banks hereunder or thereunder.

     "Moody's" means Moody's Investors Service, Inc., and any successor thereof.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.

     "NationsBank" means NationsBank of North Carolina, N.A. or its successor.

     "Note" or "Notes" means the Revolving Notes.

     "Notice of Borrowing" shall have such meaning as provided in Section
   2.02(a).

     "Notice of Conversion" shall have such meaning as provided in Section 2.03.

     "Obligations" means, collectively, Revolving Loans and LOC Obligations.

     "Other Taxes" means such term as defined in Section 2.15(c).

     "Participation Interest" means the extension of credit by a Bank by way of purchase of a participation hereunder in Letters of Credit or LOC Obligations as provided in Section 2.07 or in Revolving Loans as provided in Section 2.20.

     "Partners' Capital" means as of the date of determination thereof total partners' capital of the Borrower as determined in accordance with generally accepted accounting principles.

     "Partnership Affiliate Group" means, collectively, (i) IMC-Agrico MP, Inc., managing general partner of the Borrower, (ii) IMC-Agrico Company, a Delaware corporation, or (iii) Agrico, Limited Partnership, a Delaware limited partnership, or FREEPORT-McMoRan RESOURCE PARTNERS, LIMITED PARTNERSHIP, a Delaware limited partnership and its limited partner, or Agrico, Inc., a Delaware corporation and its general partner.

     "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA, and any successor thereto.

     "Permitted Investments" means (i) cash and Cash Equivalents, (ii) receivables owing to the Borrower or any of its receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (iii) loans and advances in the usual and ordinary course of business to officers and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Borrower in an aggregate amount not to exceed $2,500,000 at any time outstanding, (iv) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (v) hedge agreements relating to the Borrower's business for contract periods of 3 years or less not to exceed $100,000,000 in aggregate notional amount at any time, (vi) loans and investments existing on the Closing Date and identified on Schedule 4.20,
   (vii) so long as no Revolving Loans shall then be outstanding, loans and advances to the partners of the Borrower in a maximum aggregate amount of up to $50,000,000 at any time outstanding, and (viii) additional loan advances and/or investments of a nature not contemplated by the foregoing clauses hereof, provided that such loans, advances and/or investments made pursuant to this clause (viii) shall not include redemption or repurchase of partnership interests in the Borrower (which redemptions and repurchase are restricted by Section 6.11 hereof) and shall not exceed $10,000,000 in aggregate amount at any time outstanding. As used herein, "investment" means all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan advance, capital contribution or otherwise.

     "Permitted Liens" means (i) Liens created by, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Banks;
   (ii) Liens described on Schedule 6.02 attached hereto; (iii) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with generally accepted accounting principles have been established (and as to which the property subject to such lien is not yet subject to foreclosure, sale or loss on account thereof); (iv) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's and other like Liens provided that such Liens secure only amounts not yet due and payable or being contested in good faith; (v) pledges or deposits made to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs; (vi) Liens arising from good faith deposits in connection with or to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (vii) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of such property for its intended purposes or interfering with the ordinary conduct of business of the Borrower; (viii) Liens arising from UCC financing statements regarding leases permitted by this Credit Agreement; (ix) leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business or operations of the Borrower; (x) purchase money Liens securing purchase money indebtedness to the extent permitted under Section 6.01; (xi) Liens arising with respect to a Permitted Receivables Sale; (xii) Liens arising out of judgments or awards in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided it shall have set aside on its books adequate reserves, in accordance with generally accepted accounting principles, with respect to such judgment or award; (xiii) unperfected Liens arising by operation of law under Article 2 of the UCC in favor of unpaid sellers of prepaying buyers of goods relating to amounts that are not past due in accordance with their respective terms of sale; and (xiv) Liens securing not more than $500,000 of the Borrower's assets.

     "Permitted Receivables Sale" means one or more receivables financings, an aggregate amount not to exceed $100,000,000 pursuant to which the Borrower shall sell (or shall transfer to a special purpose Affiliate for sale) on a non-recourse basis the receivables of the Borrower (and the proceeds and contract rights related thereto) for cash and other consideration.

     "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means any multiemployer or single-employer plan as defined in
   Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of the Borrower, any Subsidiary or an ERISA Affiliate.

     "Prime Rate" shall mean the rate of interest per annum established from time to time by NationsBank as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective on the date such change is established. The Prime Rate is not necessarily the best or lowest rate offered by the Bank.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion of establishing margin requirements.

     "Required Banks" means any two or more Banks holding individually, at least $5,000,000 in Commitments, and in the aggregate at least 51% of the

   Commitments or, if the aggregate Commitments have been terminated, Banks in the aggregate holding at least 51% of the Obligations then outstanding.

     "Revolving Committed Amount" means collectively the aggregate amount of all of the Banks' commitments, and individually the amount of each such Bank's commitment to make Revolving Loans specified in Schedule 2.01(a).

     "Revolving Loan" means a revolving credit loan made by the Banks pursuant to the provisions of Section 2.01.

     "Revolving Note" means the promissory notes of the Borrower in favor of each of the Banks evidencing the Revolving Loans as provided pursuant to
   Section 2.06, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

     "S&P" means Standard & Poor's Corporation, and any successor thereof.

     "Subordinated Debt" means such term as defined in Section 6.07.

     "Subsidiary" means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time. Except as otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Termination Date" means such term as defined in Section 2.01, being initially February 9, 1997.

   1.02 Computation of Time Periods. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

   1.03 Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided by, and be construed in accordance with, generally accepted accounting principles. References herein to "consolidating" financial statements shall mean and include financial statements for each business segment of the subject Person.


                                   SECTION 2

                               CREDIT FACILITIES
                               -----------------


   2.01 Revolving Loan Commitment. Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, each Bank severally agrees, from time to time from the Closing Date until February 9, 1997 (such date, as it may be extended, from time to time, in the sole discretion of the Banks as hereinafter provided, is hereinafter referred to as the "Termination Date") to make revolving credit loans (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower for the purposes hereinafter set forth; provided, however, that (i) with regard to the Banks collectively, the principal amount of Revolving Loans outstanding shall not at any time exceed SEVENTY-FIVE MILLION DOLLARS ($75,000,000) in the aggregate (as such aggregate maximum amount may be reduced from time to time as hereinafter provided, the "Revolving Committed Amount"), and (ii) with regard to each Bank individually, each such Bank's pro rata share of outstanding principal amount of

Revolving Loans and LOC Obligations shall not at any time exceed such Bank's Revolving Committed Amount; and provided, further, that notwithstanding anything herein to the contrary, the sum of the principal amount of Revolving Loans plus LOC Obligations shall not at any time exceed the aggregate Revolving Committed Amount; and provided, further, still, that notwithstanding anything to the contrary contained herein for a period of 30 consecutive days during each calendar year, the Borrower will pay the Revolving Loans down to, and maintain for such period, a zero outstanding balance. Revolving Loans hereunder may consist of Base Rate Loans or Eurodollar Loans (or a combination thereof) as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof. The Borrower may, within 90 days (but not less than 60 days) prior to the first anniversary date of the Closing Date and within 90 days (but not less than 60 days) prior to each anniversary date thereafter, by notice to the Agent, make written request of the Banks to extend the Termination Date for an additional period of one year, but not in any event to a date later than February 9, 1999. The Agent will give prompt notice to each of the Banks of its receipt of any such request for extension of the Termination Date. Each Bank shall make a determination not later than 30 days prior to the applicable anniversary date as to whether or not it will agree to extend the Termination Date as requested; provided, however, that failure by any Bank to make a timely response to the Borrower's request for extension of the Termination Date shall be deemed to constitute a refusal by the Bank to extend the Termination Date. The Termination Date will be extended for an additional one year period upon approval thereof by all of the Banks.

   2.02  Revolving Loan Advances.
         -----------------------

     (a) Notices. Whenever the Borrower desires a Revolving Loan advance hereunder, it shall give written notice (or telephone notice promptly confirmed in writing) to the Agent (a "Notice of Borrowing") not later than 10:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested advance in the case of Base Rate Loans, and on the third Business Day prior to the requested advance in the case of Eurodollar Loans. Each such notice shall be irrevocable and shall specify (i) that a Revolving Loan is requested, (ii) the date of the requested advance (which shall be a Business Day), (iii) the aggregate principal amount of Revolving Loans requested, and (iv) whether the Revolving Loan requested shall consist of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Periods with respect thereto. If the Borrower shall fail to specify in any Notice of Borrowing (A) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (B) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Agent shall as promptly as practicable give each Bank notice of each requested Revolving Loan advance, of such Bank's pro rata share thereof and of the other matters covered in the Notice of Borrowing.

     (b) Minimum Amounts. Revolving Loan advances shall be in a minimum aggregate amount of $2,000,000.

     (c) Advances. The Agent shall make advances to the Borrower to the Borrower's account at the Agent or to such other account as the Borrower shall request from time to time. Each Bank will make its pro rata share of each Revolving Loan advance available to the Agent by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the Notice of Borrowing by deposit in U.S. dollars of immediately available funds at the offices of the Agent in Charlotte, North Carolina, or at such other address in the United States as the Agent may designate in writing. All Revolving Loan advances shall be made by the Banks pro rata on the basis of each Bank's share of the Revolving Committed Amount as reflected on Schedule 2.01(a) hereto. No Bank shall be responsible for the failure or delay by any other Bank in its obligation to make Revolving Loan advances hereunder; provided, however, that the failure of any Bank to fulfill its commitments hereunder shall not relieve any other Bank of its commitments hereunder. Unless the Agent shall have been notified by any Bank prior to the date of any such Revolving Loan advance that such Bank does not intend to make available to the Agent its portion of the Revolving Loan advance to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on the date of such Revolving Loan advance, and the Agent, in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by a Bank, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a per annum rate equal to (i) if paid by such Bank, within two (2) Business Days of making such corresponding amount available to the Borrower, the overnight Federal Funds Effective Rate, and thereafter the Base Rate, and (ii) if paid by the Borrower, the then applicable rate with respect to such Revolving Loan calculated in accordance with Section 2.05.

   2.03 Conversion. The Borrower shall have the option, on any Business Day, to extend existing Revolving Loans into a subsequent Interest Period or to convert Revolving Loans into Revolving Loans of another type; provided, however, that (i) except as provided in Section 2.12(iii), Eurodollar Loans may be converted into Revolving Loans of another type only on the last day of an Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Revolving Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Revolving Loans extended as, or converted into, Eurodollar Loans shall be in such minimum amounts as provided in Section 2.02(b), and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving written notice (or telephone notice promptly confirmed in writing) to the Agent (including requests for extensions and renewals, a "Notice of Conversion") prior to 10:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of Base Rate Loans, and on the third Business Day prior to, in the case of Eurodollar Loans, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Revolving Loans to be so extended or converted, the types of Revolving Loans into which such Revolving Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be deemed to be a reaffirmation by the Borrower that no Default or Event of Default then exists and is continuing and that the representations and warranties set forth in Section 3 are true and correct in all material respects (except to the extent they relate to an earlier period). In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Revolving Loans shall be automatically converted into Base Rate Loans at the end of its respective Interest Period. The Agent shall give each Bank notice as promptly as practicable of any such proposed conversion affecting any Revolving Loans.

   2.04 Repayment of the Revolving Loans. The Revolving Loans shall be due and payable in full on the Termination Date.

   2.05 Interest on Revolving Loans. The Revolving Loans shall bear interest at a per annum rate equal to:

     (a) Base Rate Loans. During such periods as Revolving Loans shall consist of Base Rate Loans, the sum of the Base Rate plus the Applicable Margin; and

     (b) Eurodollar Loans. During such periods as Revolving Loans shall consist of Eurodollar Loans, the sum of the Adjusted Eurodollar Rate plus the Applicable Margin;

provided, however, that from and after any failure to make any payment of principal or interest in respect of the Obligations hereunder when due, whether at scheduled or accelerated maturity or on account of any mandatory prepayment (including any reimbursement obligations in respect of Letters of Credit and requirement for cash collateral hereunder), the principal of and, to the extent permitted by law, interest on, the Revolving Loans shall bear interest, payable on demand, at a per annum rate two percent (2%) in excess of the rate otherwise applicable hereunder. Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

   2.06 Revolving Notes. Revolving Loans by each Bank shall be evidenced by, and shall be payable with interest in accordance with the terms of, a duly executed promissory note of the Borrower to each such Bank dated as of the Closing Date in an original principal amount equal to such Bank's Revolving Committed Amount and substantially in the form of Schedule 2.06 (such promissory note, as amended, modified, extended, renewed or replaced from time to time is hereinafter referred to individually as a "Revolving Note" and collectively as the "Revolving Notes").

   2.07  Letter of Credit Subfacility.

     (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Issuing Bank shall issue (and the Banks will participate in the issuance by the Issuing Bank) from time to time of such Letters of Credit from the Closing Date until the Termination Date as the Borrower may request in a form acceptable to the Issuing Bank; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed $25,000,000 (the "LOC Committed Amount"), and (ii) the sum of Revolving Loans plus LOC Obligations shall not at any time exceed the aggregate Revolving Committed Amount. Except as otherwise expressly agreed upon by all the Banks, no Letter of Credit shall have an original expiry date more than one year from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder and at the request of the Borrower, the expiry dates of standby Letters of Credit will be extended annually on each anniversary date of their date of issuance for an additional one year period; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the Termination Date except that prior to the Termination Date a Letter of Credit may be issued or extended with an expiry date extending beyond the Termination Date if, and to the extent that, the Borrower shall provide cash collateral to the Issuing Bank on the date of issuance or extension in an amount equal to the maximum amount available to be drawn under such Letter of Credit in which event the full amount of the cash collateral shall be subtracted from the calculation of LOC Obligations hereunder (as provided in the definition thereof). Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day.

     (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Bank at least three (3) Business Days prior to the requested date of issuance. The Issuing Bank will, at least quarterly and more frequently upon request, provide to the Agent for dissemination to the Banks a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payment or expirations which may have occurred. The Issuing Bank will further provide to the Agent promptly upon request copies of the Letters of Credit. The Issuing Bank, by acceptance of its position as such, acknowledges that the nature of the credit provided pursuant to this Credit Agreement necessitates that the Agent be kept informed as to the nature and extent of credit extended hereunder, including particularly LOC Obligations.

     (c) Participations. Each Bank, with respect to the Existing Letters of Credit, hereby purchases a participation interest in such Existing Letters of Credit and with respect to Letters of Credit issued on and after the Closing Date, upon issuance of such a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit, and the obligations arising thereunder and the collateral, if any, relating thereto, in each case in an amount equal to its pro rata share of the Commitment and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Bank's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Bank shall pay to the Issuing Bank its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Bank of an unreimbursed drawing pursuant to the provisions of subsection (d) hereof. The obligation of each Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

     (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrower. Unless the Borrower shall immediately notify the Issuing Bank of its intent to otherwise reimburse the Issuing Bank, the Borrower shall be deemed to have requested a Revolving Loan in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower shall reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall not have arranged for the reimbursement of the Issuing Bank as provided hereinabove and Revolving Loans are not available at such date for the reimbursement of the drawing under the Letter of Credit pursuant to a Mandatory Borrowing, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%). The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Bank, the Agent, the Banks, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Bank will promptly notify the other Banks of the amount of any unreimbursed drawing and each Bank shall promptly pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Bank's pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Bank from the Issuing Bank if such notice is received at or before 2:00 p.m., Charlotte, North Carolina time, otherwise such payment shall be made at or before 12:00 noon, Charlotte, North Carolina time, on the Business Day next succeeding the day such notice is received. If such Bank does not pay such amount to the Issuing Bank in full upon such request, such Bank shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Bank pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Base Rate. Each Bank's obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Bank to the Issuing Bank, such Bank shall, automatically and without any further action on the part of the Issuing Bank or such Bank, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

     (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Banks that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised solely of Base Rate Loans, or if the Borrower has provided a Notice of Borrowing requesting such Mandatory Borrowing be a Eurodollar Loan in accordance with the requirements of Section 2.02 hereof, a Eurodollar Loan, (each such borrowing, a "Mandatory Borrowing") shall be immediately made from all Banks (without giving effect to any termination of the Commitments pursuant to Section 7.02) pro rata based on each of the Banks' respective Revolving Loan Commitments (determined before giving effect to any termination of the Commitments pursuant to Section 7.02) and the proceeds thereof shall be paid directly to the Issuing Bank for application to the LOC Obligations. Each such Bank hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 2.08 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.02(a), (v) the date of such Mandatory Borrowing, or
   (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Bank hereby confirms and agrees that in accordance with the provisions of Section 2.07(c) hereof, it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Bank such participations in the outstanding LOC Obligations as shall be necessary to cause each such Bank to share in such LOC Obligations ratably based upon its respective Revolving Loan Commitments (determined before giving effect to any termination of the Commitments pursuant to Section 7.02), and provided that in accordance with the provisions of Section 2.07(d) hereof, at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Issuing Bank interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid with two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Effective Rate, and thereafter at a rate equal to the Base Rate.

     (f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

     (g) Uniform Customs and Practices. The Issuing Bank may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

   2.08  Conditions of Lending.

     (a) Conditions. The obligation to make any Extensions of Credit hereunder is subject to satisfaction of the following conditions (except with respect to Mandatory Borrowings as to which items (i), (ii) and (iv) are not required to be satisfied):

         (i) receipt of a Notice of Borrowing pursuant to Section 2.02(a) or request for Letter of Credit pursuant to Section 2.07;

         (ii) the representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

         (iii) immediately after giving effect to the requested Extension of Credit, (A) with regard to each Bank individually, the Bank's pro rata share of the outstanding Revolving Loans and LOC Obligations shall not exceed such Bank's Revolving Committed Amount, and (B) with regard to the Banks collectively, (I) the sum of Revolving Loans plus LOC Obligations then outstanding shall not exceed the aggregate Revolving Committed Amount and (II) the aggregate amount of LOC Obligations shall not exceed the LOC Committed Amount;

         (iv) no Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

         (v) in the case of a Revolving Loan advance (but not the issuance of a Letter of Credit) hereunder, no loans or advances by the Borrower to any of its partners as referenced in subsection (vii) of the definition of "Permitted Investments", shall then be outstanding.

     (b) Reaffirmation. Each request for a Revolving Loan advance pursuant to a Notice of Borrowing or a Notice of Conversion and for issuance, extension or modification of a Letter of Credit shall be deemed to be representation and warranty of the correctness of the matters specified in this subsections
   (a)(ii), (iii), (iv) and (v) hereof.

   2.09 Termination of Commitments. The Borrower may from time to time permanently terminate the Revolving Committed Amount and/or the respective LOC Committed Amounts in whole or in part (in minimum aggregate amounts of $5,000,000 and integral multiples of $1,000,000 in excess thereof) upon 3 Business Days' prior written notice to the Agent.

   2.10 Fees.

     (a) Commitment Fee. In consideration for the Commitments by the Banks hereunder, the Borrower agrees to pay to the Agent quarterly in arrears on the 15th day following the last day of each of the Borrower's fiscal quarters for the ratable benefit of the Banks a commitment fee (the "Commitment Fee") of one-fourth of one percent (1/4%) per annum on the average daily unused amount of the Revolving Committed Amount for such prior fiscal quarter.

     (b) Letter of Credit Fees.

         (i) Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the Issuing Bank a fee (the "Letter of Credit Fee") equal to seven-eighths of one percent (7/8%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit from the date of issuance to the date of expiration. Of such Letter of Credit Fee, the Issuing Bank shall retain for its own account without sharing by the other Banks one-eighth of one percent (1/8%) per annum thereon and shall promptly pay over to the Agent for the ratable benefit of the Banks (including the Issuing Bank) the remaining three-fourths of one percent (3/4%) per annum thereon. The Letter of Credit Fee will be payable quarterly in arrears on the 15th day following the last day of each of the Borrower's fiscal quarters.

         (ii) Issuing Bank Fees. In addition to the Letter of Credit Fees payable pursuant to subsections (i) above, the Borrower shall pay to the Issuing Bank for its own account without sharing by the other Banks the customary charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Bank Fees") to the extent set forth in the LOC Documents.

     (c) Agent's Fee. The Borrower agrees to pay to the Agent, for its own account, the administrative and other fees referred to in the Agent's Fee Letter (the "Agent's Fees").

   2.11 Prepayments.

     (a) Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Loans in whole or in part from time to time without premium or penalty; provided, however, that (A) Eurodollar Loans may only be prepaid on the last day of an Interest Period applicable thereto (or, if earlier, subject to the contemporaneous payment by the Borrower of any breakage fees payable pursuant to Section 2.14 hereof in connection therewith), and (B) each such partial prepayment shall be a minimum principal amount of $1,000,000(or the amount then outstanding, if less). Amounts prepaid on the Revolving Loans may be reborrowed in accordance with the provisions hereof. If the Borrower shall fail to specify the manner of application, prepayments shall be applied first to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities.

     (b) Mandatory Prepayments. If at any time (i) the sum of Revolving Loans plus LOC Obligations shall exceed the aggregate Revolving Committed Amount or
   (ii) the aggregate amount of LOC Obligations shall exceed the LOC Committed Amount then in any such instance the Borrower shall immediately make payment on the Revolving Loans (or provide cash collateral in respect of the LOC Obligations) in an amount equal to the deficiency. In the case of a mandatory payment required on account of subsection (ii) the amount required to be paid hereby shall serve to temporarily reduce the Revolving Committed Amount (for purposes of borrowing availability hereunder, but not for purposes of computation of fees) by the amount of the payment required until such time as the situation described in subsection (ii) shall no longer exist. Payments made hereunder shall be applied to the Revolving Loans and then to a cash collateral account in respect of the LOC Obligations, and with respect to the types of Revolving Loans, first to Base Rate Loans and then to Eurodollar Loans in direct order of their Interest Period maturities.

     (c) Notice. The Borrower will provide notice to the Agent of any prepayment by 10:00 a.m. (Charlotte, North Carolina time) on the date of prepayment.

   2.12 Increased Costs, Illegality, etc. In the event any Bank shall determine (which determination shall be final and conclusive and binding on all the parties hereto absent manifest error) that:

     (i) Unavailability. On any date for determining the appropriate Adjusted Eurodollar Rate for any Interest Period, that by reason of any changes arising on or after the date of this Credit Agreement affecting the interbank Eurodollar market, dollar deposits in the principal amount requested are not generally available in the interbank Eurodollar Market, or adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted Eurodollar Rate; then Eurodollar Loans will no longer be available, and request for a Eurodollar Loan shall be deemed requests for Base Rate Loans, until such time as such Bank shall notify the Borrower that the circumstances giving rise thereto no longer exist.

     (ii) Increased Costs. If, due to either (A) the introduction of or any change in or in the interpretation of any law or regulation or (B) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or of making, funding or maintaining Eurodollar Loans or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Mandatory Borrowings, then the Borrower shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Bank, shall be conclusive and binding for all purposes, absent manifest error. Increased costs as to which a Bank may be entitled under this Section 2.12(ii) shall not include taxes upon or determined by reference to the Bank's net income, franchise taxes or branch profit taxes imposed by the United States, any political subdivision thereof or any taxing authority with respect to any of them, or any jurisdiction that any such Bank is organized or has a principal or registered office.

     (iii) Illegality. At any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impractical as a result of a contingency occurring after the date of this Credit Agreement which materially and adversely affects the interbank Eurodollar market; then Eurodollar Loans will no longer be available, requests for Eurodollar Loans shall be deemed requests for Base Rate Loans and the Borrower may, and upon direction of the Bank, shall, as promptly as possible and, in any event within the time period required by law, have any such Eurodollar Loans then outstanding converted into Base Rate Loans.

     (iv) Change of Lending Office. Each Bank agrees to use reasonable efforts to avoid or minimize the payment by the Borrower of any additional amounts under this Section 2.12, including, without limitation, by the designation of another branch or Affiliate of such Bank from which such Bank could make such Bank's pro rata share of Eurodollar Loans so long as such designation is not disadvantageous to such Bank as reasonably determined by such Bank.

   2.13 Capital Adequacy. If after the date hereof, any Bank has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Upon determining in good faith that any additional amounts will be payable pursuant to this Section, such Bank will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section. Determination by any such Bank of amounts owing under this Section shall, absent manifest error, be final and conclusive and binding on the parties hereto; provided, however, that such determinations are made on a reasonable basis. Failure on the part of any Bank to demand compensation for any period hereunder shall not constitute a waiver of such Bank's rights to demand any such compensation in such period or in any other period.

   2.14 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Bank to fund its Eurodollar Loans) which such Bank may sustain:

     (i) if for any reason (other than a default by such Bank or the Agent) a borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion;

     (ii) if any repayment or conversion of any Eurodollar Loan occurs on a date which is not the last day of an Interest Period applicable thereto including without limitation in connection with any demand, acceleration or otherwise;

     (iii) if any prepayment of any Eurodollar Loan is not made on any date specified in a notice of prepayment given by the Borrower; or

     (iv) as a consequence of (x) any other default by the Borrower to repay its Revolving Loans when required by the terms of this Credit Agreement or (y) an election made pursuant to this Section.

Calculation of all amounts payable to a Bank under this Section shall be made as though the Bank has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate, in an amount equal to the amount of that Revolving Loan, having a maturity comparable to the relevant Interest Period and in the case of Eurodollar Loans, through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, however, that each Bank may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

   2.15 Taxes. (a) Each payment or prepayment hereunder and under the Notes shall be made free and clear of, and without deduction for, any present or future withholding or other taxes, duties or charges of any nature imposed on such payments or prepayments by or on behalf of any governmental authority thereof or therein, except for and excluding taxes upon or determined by reference to the Bank's net income or franchise taxes imposed by the United States, any political subdivision thereof or any taxing authority with respect to any of them, or any jurisdiction that any such Bank is organized or has a principal or registered office or branch profit taxes imposed by the United States (such excluded taxes hereinafter being referred to as the "Excluded Taxes"). If any such taxes, duties or charges are so levied or imposed on any payment or prepayment to any Bank, the Borrower will make additional payments in such amounts as may be necessary so that the net amount received by such Bank, after withholding or deduction for or on account of all such applicable taxes, duties or charges, including deductions applicable to additional sums payable under this Section 2.15 will be equal to the amount provided for herein or in such Bank's Note or Notes provided, however, that the Borrower shall not be required to increase any such amounts payable to any Bank that is not organized under the laws of the United States of America or a state thereof if such Bank fails to comply with the requirements of paragraph (b) of this subsection, or to the extent that such Bank or Agent, as the case may be, determines in its sole reasonable discretion, that it can, after notice from the Borrower, through reasonable efforts eliminate or reduce the amount of taxes payable (without additional costs or expenses (unless the Borrower agrees to bear such costs or expenses) or other disadvantages or risks (economic or otherwise) to such Bank or Agent). Whenever any taxes, duties or charges are payable by the Borrower with respect to any payments or prepayments hereunder or under any of the Notes, the Borrower shall furnish promptly to the Agent for the account of the applicable Bank information, including originals or certified copies of official receipts (to the extent that the relevant governmental authority delivers such receipts), evidencing payment of any such taxes, duties or charges so withheld or deducted. If the Borrower fails to pay any such taxes, duties or charges when due to the appropriate taxing authority or fails to remit to the Agent for the account of the applicable Bank the required information evidencing payment of any such taxes, duties or charges so withheld or deducted, the Borrower shall indemnify the affected Bank for any such applicable incremental taxes, duties, charges, interest or penalties that may become payable by such Bank as a result of any such failure.

   (b) Each Bank (which, for purposes of this Section 2.15, shall include any Affiliate of a Bank that makes any Eurodollar Advance pursuant to the terms of this Credit Agreement) that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the Closing Date (or, in the case of a Person that becomes a

Bank after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (A) either (1) Form 1001 of the United States Internal Revenue Service entitling such Bank to a complete exemption from withholding on all amounts to be received by such Bank pursuant to this Agreement and/or the Notes or (2) Form 4224 of the United States Internal Revenue Service relating to all amounts to be received by such Bank pursuant to this Agreement and/or the Notes and (B) an Internal Revenue Service Form W-8 or W-9 entitling such Bank to receive a complete exemption from United States backup withholding tax. Each such Bank shall, from time to time after submitting either such form, submit to the Borrower and the Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Agent and (2) appropriate under then current United States laws or regulations. Upon the reasonable request of the Borrower or the Agent, each Bank that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrower and the Agent a certificate to the effect that it is such a "United States person."

   (c) The Borrower agrees to pay any present or future stamp or documentary taxes, any intangibles tax or any other sales, excise or property taxes, charges or similar levies now or hereafter assessed that arise from and are attributable to any payment made hereunder, under the Notes or from the execution, delivery of, or otherwise with respect to, this Credit Agreement, the Notes or other Credit Documents and any and all recording fees relating thereto ("Other Taxes").

   (d) The Borrower shall indemnify each Bank and the Agent for the full amount of any taxes, duties or charges other than Excluded Taxes and Other Taxes (including, without limitation, any taxes other than Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) duly paid or payable by such Bank or the Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such taxes, duties or charges or other taxes are correctly or legally asserted. If a Bank in its sole and reasonable discretion determines that such taxes, duties or charges or Other Taxes are incorrectly or illegally asserted against it, and the Bank has made a claim against the Borrower for such amounts, then the Bank shall have the obligation to seek a refund and to deliver such refund, if received, to the Borrower. Indemnification payments shall be made within 30 days from the date such Bank or the Agent makes written demand therefor.

   (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this
Section 2.15 shall survive the payment in full of principal and interest hereunder and under the Notes indefinitely.

   (f) If any Bank receives a refund in respect of any taxes for which such payee has received payment from the Borrower hereunder, such Bank shall promptly notify the Borrower of such refund and such Bank shall repay the amount of such refund to the Borrower, provided that the Borrower, upon the request of such Bank, agrees to return such refund (plus any penalties, interest or other charges) to such Bank in the event such Bank is required to repay such refund. The determination as to whether any such Bank has received a refund shall be made by such Bank and such determination shall be conclusive absent manifest error.

   (g) Notwithstanding any other provision of this Credit Agreement, if the Bank fails to provide a certificate, document or other evidence required pursuant to
Section 2.15(b), (x) the Borrower shall be entitled to deduct or withhold on payments to such Bank as a result of such failure, as required by law, and (y) the Borrower shall not be required to make payments of additional amounts with respect to such withheld taxes pursuant to Section 2.15(a) hereof to the extent such withholding is required by reason of the failure of such Bank to provide the necessary certificate, document or other evidence.

   2.16  Indemnification; Nature of Issuing Bank's Duties.

     (a) In addition to its other obligations under Sections 2.07, the Borrower hereby agrees to protect, indemnify, pay and save each Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Bank may incur or be subject to as a direct consequence of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

     (b) As between the Borrower and the Issuing Bank, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
   (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vi) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers hereunder.

     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

     (d) Nothing in this Section 2.16 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.07(d) hereof. The obligations of the Borrower under this Section 2.16 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

     (e) Notwithstanding anything to the contrary contained in this Section 2.16, the Borrower shall have no obligation to indemnify any

   Issuing Bank pursuant to this or any other section of this Credit Agreement in respect of any liability incurred by such Issuing Bank arising directly out of the gross negligence or willful misconduct of the Issuing Bank.

   2.17 Change of Lending Office. Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12(ii) or (iii) or 2.15, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Revolving Loans affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Except in the case of a change of lending office made at the request of the Borrower, no change in lending office will be made if greater costs and expenses would result under
Section 2.12(ii) or (iii) or 2.15 on account of any such change in designation. Nothing in this Section shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 2.12, 2.13 or 2.15.

   2.18 Payments and Computations. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in U.S. dollars in immediately available funds at its offices at NationsBank Corporate Center, Charlotte, North Carolina not later than 2:00 p.m. (Charlotte, North Carolina time) on the date when due. Payments received after such time may be deemed to have been received on the next succeeding Business Day. The Agent may (but shall not be obligated to unless as directed by the Borrower) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Revolving Loans, LOC Obligations, Fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Banks in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 2.19). The Agent will thereafter cause to be distributed promptly like funds relating to the payment of principal, reimbursement of drawings under Letters of Credit, or interest or fees ratably to the Banks entitled to receive such payments in accordance with the terms of this Credit Agreement. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a 365/366 day year, except with respect to Eurodollar Loans which shall be calculated based on a of 360 day year. Interest shall accrue from and include the date of advance, but exclude the date of payment.

   2.19  Pro Rata Treatment.  Except to the extent otherwise provided herein:

     (a) Revolving Loans. Each Revolving Loan (including without limitation each Mandatory Borrowing), each payment or prepayment of principal of any Revolving Loan, each payment of interest on the Revolving Loans, each payment of Commitment Fees or Letter of Credit Fees (except for the portion retained by the Issuing Bank for its own account), each reduction of the Revolving Amount, and each conversion or continuation of any Revolving Loan, shall be allocated by the Agent pro rata among the relevant Banks in accordance with the respective applicable Revolving Loan Commitments (or, if the Commitments of such Banks have expired or been terminated, in accordance with the principal amounts of the outstanding Revolving Loans and Participation Interests of such Banks);

     (b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated by the Agent to each Bank entitled thereto pro rata in accordance with the respective applicable Revolving Loan Commitments; provided that, if any Bank shall have failed to pay its applicable pro rata share of any drawing under any Letter of Credit, then any amount to which such Bank would otherwise be entitled pursuant to this subsection (b) shall instead be payable by the Agent to the Issuing Bank; provided further, that in the event any amount paid to any Bank pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Bank, each Bank shall, upon the request of the Issuing Bank, repay to the Agent for the account of the Issuing Bank the amount so paid to such Bank, with interest for the period commencing on the date such payment is returned by the Issuing Bank until the date the Issuing Bank receives such repayment at a rate per annum equal to, during the period to but excluding the date two
   (2) Business Days after such request, the Federal Funds Effective Rate, and thereafter, the Base Rate plus two percent (2%).

   2.20 Sharing of Payments. The Banks agree among themselves that, in the event that any Bank shall obtain payment in respect of any Revolving Loan or unreimbursed drawing or obligation to provide cash collateral with respect to any LOC Obligations owing to such Bank under this Credit Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise in excess of its pro rata share as provided for in this Credit Agreement, such Bank shall promptly purchase from the other Banks a participation in such Revolving Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Banks share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through the exercise of a right of set-off, banker's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Bank whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Bank so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Bank were a holder of such Revolving Loan, LOC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Bank or the Agent shall fail to remit to the Agent or any other Bank an amount payable by such Bank or the Agent to the Agent or such other Bank pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Bank at a rate per annum equal to the Federal Funds Effective Rate.


                                   SECTION 3

         CONDITIONS PRECEDENT TO REVOLVING LOANS AND LETTERS OF CREDIT
         -------------------------------------------------------------

   The obligation of the Banks to make the initial Revolving Loans and of the Issuing Bank to make the initial issuance of Letters of Credit hereunder is subject, at the time of the making of such initial Revolving Loans or the issuance of such initial Letters of Credit, to satisfaction of the following conditions (in form and substance acceptable to the Required Banks):

   3.01 Executed Credit Documents. Receipt by the Agent of executed copies of this Credit Agreement, the Notes and the other Credit Documents (in sufficient numbers to provide a fully executed original of each, for each Bank).

   3.02 No Default; Representations and Warranties. Both at the time of the making of such Revolving Loan or issuance of such Letter of Credit and after giving effect thereto (i) there shall exist no Default or Event of Default and
(ii) all representations and warranties contained herein or in the other Credit Documents then in effect shall be true and correct in all material respects.

   3.03 Opinion of Counsel. Receipt by the Agent of an opinion, or opinions, in form and substance satisfactory to the Required Banks, addressed to the Agent and the Banks and dated as of the Closing Date from Kaye, Scholer, Fierman, Hays & Handler and from Marschall I. Smith, counsel to the Borrower (in sufficient numbers to provide a fully executed original to each Bank).

   3.04  Partnership Documents.  Receipt by the Agent of the following:

     (a) Certificate of Authorization. A certified copy of the resolution or authorization of the Borrower, approving and adopting the Credit Documents and the consummation of the transactions contemplated therein, and authorizing the execution, delivery and performance thereof.

     (b) Partnership Agreement. A certified copy of the partnership agreement, as amended and modified.

     (c) Assumed Name Certificates. Copies of assumed name certificates filed by the Borrower.

     (d) Articles of Incorporation. Copies of the articles of incorporation or charter documents of the managing general partner of the Borrower certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation.

     (e) Resolutions. Copies of resolutions of the Board of Directors of the managing general partner of the Borrower approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

     (f) Bylaws. A copy of the bylaws of the managing general partner of the Borrower certified by a secretary or assistant secretary of the managing general partner as of the Closing Date to be true and correct and in force and effect as of such date.

     (g) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent with respect to the corporate managing partner of the Borrower certified as of a recent date by the appropriate governmental authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of the Borrower in such state and (ii) a certificate indica-ting payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

   3.05 Upfront Fees. The Banks shall have received all upfront fees payable in connection with the closing of the credit facility described herein.


                                   SECTION 4

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

   The Borrower hereby represents and warrants to each Bank that:

   4.01 Organization. The Borrower is a general partnership duly formed and validly existing under the laws of the State of Delaware and has the requisite power and authority to own or lease and operate its properties and to carry on its business as now conducted (and as proposed to be conducted) and to execute and deliver this Credit Agreement and to perform all of its obligations hereunder and under the other Credit Documents. The Borrower is duly qualified and authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect. The managing general partner of the Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite power to execute and deliver this Credit Agreement and the other Credit Documents for and on behalf of the Borrower.

   4.02 Due Authorization. The Borrower (i) has the requisite partnership power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for, and (ii) is duly authorized to, and has been authorized by all necessary action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party. The managing general partner of the Borrower (x) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents for and on behalf of the Borrower and (y) is duly authorized to, and has been authorized by all necessary coporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents for and on behalf of the Borrower.

   4.03 No Conflicts. With respect to the Borrower, neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of its partnership agreement or other documents relating thereto, including any contribution agreements, (ii) violate, contravene or materially conflict with any law, regulation (including without limitation Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, (iv) result in or require the creation of any lien, secur-ity interest or other charge or encumbrance (other than those contemplated in or in connection with the Credit Documents) upon or with respect its properties, the violation of which would or might have a Material Adverse Effect. With respect to the managing general partner of the Borrower, neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions hereof, for and on behalf of the Borrower will (x) violate or conflict with any provisions of its articles of incorporation or bylaws, (y) violate, contravene or materially conflict with any law, regulation, order, writ, judgment, injunction, decree or permit applicable to it, or (z) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound.

   4.04 Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party in respect of the Borrower is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents.

   4.05 Enforceable Obligations. This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

   4.06 Financial Condition. The financial statements and financial information provided to the Banks, consisting of, among other things, (i) an audited opening consolidated balance sheet of the Borrower dated as of July 1, 1993, certified by Ernst & Young, certified public accountants, (ii) a company-prepared consolidated balance sheet of the Borrower dated as of September 30, 1993, together with related consolidated statements of income, partners' equity and changes in financial position or cash flow, are true and correct and fairly represent the financial condition of the Borrower as of such respective dates; such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as noted therein); and since the date of such financial statements there have occurred no changes or circumstances which have had or are likely to have a Material Adverse Effect on the financial statements referenced above. The company-prepared pro forma financial statements dated as of ________, 1993 were based on assumptions reasonably believed by the Borrower to be fair and reasonable at the time of the making thereof, and there have been no material adverse changes in the business, properties, operations or condition, financial and otherwise, of the Borrower since such date which would render the assumptions unreasonable or the pro forma financial statements inaccurate in any material respect.

   4.07  No Default.  No Default or Event of Default presently exists.

   4.08 Liens. Except for Permitted Liens, the Borrower has good and market-able title to all of its properties and assets free and clear of all liens, encumbrances, mortgages, pledges, security interests and other adverse claims of any nature.

   4.09 Indebtedness. The Borrower has no Indebtedness,Guaranty Obligations, reimbursement or other contingent obligations, except as disclosed in the financial statements referenced in Section 4.06, as set forth in Schedule 4.09 or as permitted under Section 6.01 hereof.

   4.10 Litigation. Except as disclosed in Schedule 4.10 , there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower threatened, against the Borrower which, if adversely determined, would likely have a Material Adverse Effect. Since the date of this Credit Agreement (or the date of the most recent update hereunder), there has been no material adverse change in the status of any actions, suits, investigations, litigation or proceedings disclosed hereunder except as disclosed in writing to the Banks prior to or upon reaffirmation of this provision as provided herein.

   4.11 Material Agreements. The Borrower is not in default in any material respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other material agreement or obligation to which it is a party or by which any of its properties is bound which default would have a Material Adverse Effect.

   4.12  Taxes.  The Borrower is not a tax paying entity.

   4.13 Compliance with Law. The Borrower is in substantial compliance with all laws, rules, regulations, orders and decrees (including without limitation environmental laws) applicable to it, or to its properties the violation of which would cause a Material Adverse Effect.

   4.14 ERISA. Except as set forth on Schedule 4.14, (i) No Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan other than Reportable Events for which the 30-day notice requirement imposed by ERISA has been waived; (ii) no Plan has an unfunded current liability (determined under Section 412 of the Code) or an accumulated funding deficiency,
(iii) no proceedings have been instituted, or, to the knowledge of the Borrower, planned, to terminate any Plan, (iv) neither the Borrower, any Subsidiary, any member of a Controlled Group, nor any duly-appointed administrator of a Plan has instituted or intends to institute proceedings to withdraw from any Multiemployer Pension

Plan; and (v) each Plan has been maintained and funded in all material respects in accordance with its terms and with the provisions of ERISA applicable thereto.

   4.15  Subsidiaries.  The Borrower has no Subsidiaries.

   4.16 Use of Proceeds; Margin Stock. The proceeds of the Revolving Loans hereunder will be used solely for the purposes specified in Section 5.10. None of such proceeds will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U, Regulation X or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, Regulation X or Regulation G. The Borrower does not own "margin stock" except as identified in the financial statements referred to in Section
4.06 hereof and, as of the date hereof, the aggregate value of all "margin stock" owned by the Borrower does not exceed 25% of the value of the Borrower's assets.

   4.17 Government Regulation. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, the Borrower is not (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. No partner or officer of the Borrower, or director, executive officer or principal shareholder of a partner of the Borrower, is a director, executive officer or principal shareholder of any Bank. For purposes hereof, the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Bank) shall have the meanings ascribed to them in Regulation O issued by the Board of Governors of the Federal Reserve System.

   4.18 Hazardous Substances. Except as disclosed on Schedule 4.18 or except as would not reasonably be expected to have a Material Adverse Effect, the real property owned or leased by the Borrower or on which the Borrower operates (the "Subject Property") is free from "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S)(S) 9601 et seq., as amended, and the regulations promulgated thereunder; no portion of the Subject Property is subject to federal, state or local regulation or liability because of the presence of stored, leaked or spilled petroleum products, waste materials or debris, "PCB's" or PCB items (as defined in 40 C.F.R. (S)763.3), underground storage tanks, "asbestos" (as defined in 40 C.F.R. (S)763.63) or the past or present accumulation, spillage or leakage of any such substance; and the Borrower is in substantial compliance with all federal, state and local requirements relating to protection of health or the environment in connection with the operation of their businesses; and the Borrower knows of no complaint or investigation regarding real property which it owns or leases or on which it operates.

   4.19 Patents, Franchises, etc. The Borrower possesses all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of its business as presently conducted and as proposed to be conducted. The Borrower has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property and to the conduct of its business the failure of which would cause a Material Adverse Effect.

   4.20  Investments.  All investments of the Borrower are Permitted
Investments.

                                   SECTION 5

                             AFFIRMATIVE COVENANTS


   The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Revolving Loans and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

   5.01 Information Covenants. The Borrower will furnish, or cause to be furnished, to the Agent and each Bank:

     (a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower as at the end of such fiscal year together with related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all in reasonable detail and examined by Ernst & Young, or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except for changes with which such accountants concur) and shall otherwise be acceptable to the Required Banks, and which shall be accompanied by a certificate of such accountants stating that in the course of its regular audit they have obtained no knowledge of any Default or Event of Default which has occurred and is continuing. It is specifically understood and agreed that failure of the annual financial statements to be accompanied by an opinion and certificate of such accountants in form and substance as provided herein shall constitute a Default hereunder.

     (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, a consolidated balance sheet of the Borrower as at the end of such quarterly period together with related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable form and detail acceptable to the Required Banks, and accompanied by a certificate of the chief financial officer of the Borrower as being true and correct and as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments.

     (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 5.01(a) and (b) hereof, a certificate of the chief financial officer, controller or chief accounting officer of the Borrower substantially in the form of Schedule 5.01(c) to the effect that no Default or Event of Default exists, or if any Default or Event of Default does exist specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. In addition, the Officer's Certificate shall demonstrate compliance of the financial covenants contained in Section 5.11 by calculation thereof as of the end of each such fiscal period.

     (d) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Agent or the Required Banks may reasonably request.

     (e) Notice of Default or Litigation. Upon the Borrower obtaining knowledge thereof, it will give written notice to the Agent (i) immediately, of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) promptly, but in any event within 30 Business Days, of the occurrence of any of the following with respect to the Borrower: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower which if adversely determined is likely to have a Material Adverse Effect, (B) any levy of an attachment, execution or other process against its assets having a value of $500,000 or more, (C) the occurrence of an event or condition which shall constitute a default or event of default under any Indebtedness of the Borrower, (D) any development in its business or affairs which has resulted in, or which the Borrower reasonably believes may result in, a Material Adverse Effect, or (E) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, regulations promulgated under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S)(S) 6901 et seq., regulating the generation, handling or disposal of any toxic or hazardous waste or substance or the release into the environment or storage of any toxic or hazardous waste or substance, the violation of which would likely have a Material Adverse Effect, or (F) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower or any of its ERISA Affiliates, the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV or ERISA, the termination of any Plan, and the amount of liability incurred or which may be incurred in connection with any such event.

   5.02 Preservation of Existence and Franchises. The Borrower will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.

   5.03 Books, Records and Inspections. The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of generally accepted accounting principles applied on a consistent basis (including the establishment and maintenance of appropriate reserves). The Borrower will permit (but so long as no Event of Default has occurred and is continuing not more than once in any 12 month period and at the Agent's or the Bank's expense) on reasonable notice officers or designated representatives of the Agent and the Banks to visit and inspect its books of account and records and any of its properties or assets (in whomever's possession) and to discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, its and their officers, directors and independent accountants.

   5.04 Compliance with Law. The Borrower will comply with all applicable laws, rules, regulations and orders of, and all applicable restrictions imposed by all applicable Governmental Authorities applicable to it and its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) if noncompliance with any such law, rule, regulation or restriction would have a Material Adverse Effect.

   5.05 Payment of Taxes and Other Indebtedness. The Borrower will pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien other than a Permitted Lien or charge upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with generally accepted accounting principles, unless the failure to make any such payment (a) shall give rise to an immediate right to foreclosure on a Lien other than a Permitted Lien securing such amounts or (b) otherwise would have a Material Adverse Effect.

   5.06 Insurance. The Borrower will at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. The present coverage of the Borrower is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.06 hereto and is acceptable to the Banks as of the Closing Date.

   5.07 Maintenance of Property. The Borrower will, subject to prudent business management, maintain and preserve its properties and equipment used or useful in its business (in whomsoever's possession as they may be) in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

   5.08 Performance of Obligations. The Borrower will perform in all material respects all of its obligations (including, except as may be otherwise prohibited or contemplated hereunder, payment of Indebtedness in accordance with its terms) under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound the failure of which to perform would cause a Material Adverse Effect.

   5.09 ERISA. The Borrower and each of its ERISA Affiliates will, (a) at all times, make prompt payment of all contributions required under all employee pension benefit plans ("Plans") and required to meet the minimum funding standard set forth in ERISA with respect to its Plans; (b) promptly upon request, furnish the Agent and the Banks copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Plans for each Plan Year; (c) notify the Agent immediately of any fact, including, but not limited to, any Reportable Event (as defined in ERISA) arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by the Bank, as to the reason therefor and the action, if any, proposed to be taken with respect thereof; and (d) furnish to the Agent, upon its request, such additional information concerning any of its Plans as may be reasonably requested. The Borrower will not, nor will it permit any of its Subsidiaries or ERISA Affiliates to (I) terminate a Plan if any such termination would give rise to or result in any Material Adverse Effect, or (II) cause or permit to exist any Termination Event under ERISA or other event or condition which presents a material risk of termination at the request of the PBGC.

   5.10 Use of Proceeds. The proceeds of the Revolving Loans hereunder shall be used for general business purposes.

   5.11  Financial Covenants.

     (a) Minimum Partners' Capital. The Borrower will not permit Partners' Capital at any time to be less than:

                                                       Minimum Partners' Capital
                                                       -------------------------
          Closing Date through June 30, 1994                 $1,450,000,000
          July 1, 1994 and thereafter                         1,350,000,000

     (b) Fixed Charge Coverage Ratio. The Borrower will keep and maintain as of each Determination Date, for a period of four consecutive fiscal quarters ending as of such Determination Date, a ratio of

          (a) the sum of (i) EBITDA during such period minus (ii) Capital Expenditures made during such period, to

          (b) the sum of (i) cash interest payable on, and amortization of debt discount in respect of, all Indebtedness during such period plus (ii) regularly scheduled principal amounts of all Indebtedness (including current obligations owing under Capitalized Leases) payable during the period of the next four consecutive fiscal quarters beginning on the day after such Determination Date, of not less than 5.0 to 1.0.

          (c) Current Ratio. The Borrower will maintain at all times a ratio of Current Assets to Current Liabilities of at least 1.5 to 1.0.


                                   SECTION 6

                               NEGATIVE COVENANTS


   The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Revolving Loans and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitments hereunder shall have terminated:

   6.01 Indebtedness. The Borrower will not contract, create, incur, assume or permit to exist any Indebtedness, except:

     (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

     (b) Indebtedness existing as of the Closing Date as referenced in Section
   4.09 (and renewals, refinancings or extensions thereof on terms and conditions no more favorable to such Person than such existing Indebtedness (taking into account reasonable market conditions existing at such time) and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

     (c) Indebtedness in respect of current accounts payable or accrued (other than for borrowed money or purchase money obligations) and incurred in the ordinary course of business, provided, that all such liabilities, accounts and claims shall be paid when due (or in conformity with customary trade terms);

     (d) Purchase money indebtedness incurred to finance the purchase of fixed assets provided that (i) such indebtedness when incurred shall not exceed the purchase price of the asset financed, and (ii) no such indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing.

     (e) Indorsements of negotiable instruments for payment or collection or similar transactions in the ordinary course of business;

     (f) Hedge agreements relating to the Borrower's business for contract periods of 3 years or less not to exceed $100,000,000 in aggregate notional amount at any time;

     (g)  Permitted Receivables Sale;

     (h) Indebtedness, other than for borrowed money or as otherwise expressly permitted by this Section 6.01, arising or existing in connection with Permitted Liens;

     (i) Indebtedness, other than for borrowed money, existing or arising in connection with defined benefit pension plans (within the meaning of Section 3(35) of ERISA) which shall not exceed $10,000,000 in the aggregate; and

     (j) other Indebtedness in an aggregate amount not to exceed $500,000 at any time outstanding.

   6.02 Liens. The Borrower will not contract create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.

   6.03 Guaranty Obligations. The Borrower will not enter into or otherwise become or be liable in respect of any Guaranty Obligations (excluding specifically therefrom endorsements in the ordinary course of business of negotiable instruments for deposit or collection) other than those in favor of the Banks in connection herewith.

   6.04 Nature of Business. The Borrower will not materially alter the character of its business from that conducted as of the Closing Date.

   6.05 Consolidation, Merger, Sale or Purchase of Assets, etc. The Borrower will not

     (a) dissolve, liquidate, or wind up its affairs, sell, transfer, lease or otherwise dispose of all or substantially all of its property or assets (other than in the ordinary course of business for fair consideration or other than in connection with a Permitted Receivables Sale), or agree to any of the foregoing at a future time, except for the sale or disposition of machinery and equipment no longer useful in the conduct of its business; or

     (b) enter into any transaction of merger or consolidation, or agree to do so at a future time, unless the Borrower shall be the surviving entity, and management and control of the Borrower shall remain substantially unchanged and no Default or Event of Default shall exist either immediately prior to or after giving effect to such merger.

   6.06 Advances, Investments and Loans. The Borrower will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person except for Permitted Investments.

   6.07 Prepayments of Indebtedness, etc. The Borrower will not (i) after the issuance thereof, amend or modify (or permit the amendment or modification of), if reasonably adverse to the interests of the Banks, any of the terms of any subordinated or senior funded Indebtedness for borrowed money to the extent any such amendment or modification would be adverse to the issuer thereof or to the interests of the Banks, (ii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due) or exchange of any other Indebtedness for borrowed money or (iii) make any payment, prepayment, redemption, acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due) refund, refinance or exchange of any Subordinated Debt. As used herein, "Subordinated Debt" means any indebtedness for borrowed money which by its terms is, or upon the happening of certain events may become, subordinated in right of payment to the Revolving Loans and other amounts owing hereunder or in connection herewith.

   6.08 Transactions with Affiliates. Other than as provided in the Joint Venture Documents, the Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, partner, Subsidiary or Affiliate other than on terms and conditions substantially as favorable than would be obtainable in a comparable arm's-length transaction with a Person other than an Affiliate. As used herein, the "Joint Venture Documents" means the Amended and Restated Partnership Agreement dated as of July 1, 1993 among the Borrower, Agrico, Limited Partnership and IMC-Agrico MP, Inc. (the "Managing Partner"), the Contribution Agreement dated as of April 5, 1993 between Freeport-McMoRan Resource Partners, Limited Partnership ("FMRPLP") and IMC Fertilizer, Inc. ("IMC"), the Parent Agreement dated as of July 1, 1993 among IMC, FMRPLP and the Borrower, the Materials Purchase and Cost Sharing Agreement dated as of July 1, 1993 between IMC and the Borrower, the Employee Cost Sharing Agreement dated as of July 1, 1993 between IMC and the Borrower, the Limestone Cost Sharing Agreement dated as of July 1, 1993 between the Managing Partner, IMC and the Borrower, the Agreement for Sulphur Supply dated as of July 1, 1993 among FMRPLP, IMC and the Borrower and the Leasing Agreement dated as of July 1, 1993 between IMC and the Managing Partner, and any Exhibits to any of the foregoing documents, as each of the foregoing documents may have been amended, modified, supplemented or restated to the date hereof.

   6.09 Fiscal Year. The Borrower will not change its fiscal year without the prior written consent of the Required Banks.

   6.10 Partnership Agreement. The Borrower will not amend or otherwise modify the definition of "Distributable Cash" or the provisions relating thereto in its partnership agreement (including without limitation Section 5.07 thereof) without the prior written consent of the Required Banks.

   6.11  Restricted Payments.  The Borrower will not make any Restricted Payment
(i) if, and to the extent that, any such Restricted Payment would exceed the amount of "Distributable Cash" permitted under the Borrower's partnership agreement, or (ii) if at the time of the making thereof there exists, or would exist immediately after the making thereof, a Default or Event of Default hereunder. As used here, "Restricted Payment" means the declaration or making of any distribution of cash, rights, obligations or other property of any kind to the partners of the Borrower or any of them or otherwise in respect of their interests as partners in the Borrower, or any payment or distribution on account of the purchase, redemption or other retirement of any partnership interests of the Borrower or any interest in respect thereof.


                                   SECTION 7

                               EVENTS OF DEFAULT


   7.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

    (a)  Payment.  The Borrower shall

         (i) default in the payment when due of any principal of any of the Revolving Loans or of any reimbursement obligations arising from drawings under Letters of Credit (other than on account of a failure by the Banks to fund a Mandatory Borrowing where they are obligated to do so hereunder), or in providing cash collateral when due pursuant to Section 7.02(iv), or

         (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Revolving Loans, or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith; or

     (b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

     (c)  Covenants.  The Borrower shall

          (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 5.01(e), 5.02, 5.10, 5.11 or 6.01 through 6.11, inclusive, or

          (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or this Section 7.01) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a responsible officer of the Borrower becoming aware of such default or notice thereof by the Agent; or

     (d) Bankruptcy, etc. The Borrower or any member of the Partnership Affiliate Group shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against the Borrower or any member of the Partnership Affiliate Group under the Bankruptcy Code and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of all or substantially all of the property of the Borrower or any member of the Partnership Affiliate Group; or the Borrower or any member of the Partnership Affiliate Group commences any other proceeding under any reorganization, arrangement, adjustment of the debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any member of the Partnership Affiliate Group; or there is commenced against the Borrower or any member of the Partnership Affiliate Group any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any member of the Partnership Affiliate Group is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any member of the Partnership Affiliate Group suffers appointment of any custodian or the like for it or for any substantial part of its property to continue unchanged or unstayed for a period of 60 days; or the Borrower or any member of the Partnership Affiliate Group makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any member of the Partnership Affiliate Group for the purpose of effecting any of the foregoing; or

     (e) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $5,000,000 in the aggregate for the Borrower, (i) the Borrower shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

     (f) Judgments. One or more judgments or decrees shall be entered against the Borrower involving a liability of $500,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

     (g) ERISA. (i) The Borrower or any of its ERISA Affiliates or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans which in the aggregate have unfunded liabilities in excess of $500,000 (individually and collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any of its ERISA Affiliates or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the Controlled Group to incur a current payment obligation in excess of $500,000; or

     (h)  Change of Control.  There shall occur a Change of Control.

   7.02 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Banks or cured to the satisfaction of the Required Banks (pursuant to the voting procedures in Section 9.06), the Agent may with the consent of the Required Banks,, and shall upon the request and direction of the Required Banks, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Agent or any Bank to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

     (i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

     (ii) Acceleration of Revolving Loans. Declare the unpaid principal of and any accrued interest in respect of all Revolving Loans and unreimbursed drawings in respect of LOC Obligations and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Banks hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     (iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

     (iv) Cash Collateral. Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 7.01(d), it will immediately pay) to the Agent additional cash, to be held by the Agent, for the benefit of the Banks, in a cash collateral account as additional security for the LOC Obligations for subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

Notwithstanding the foregoing, if an Event of Default specified in Section 7.01(d) shall occur, then the Commitments shall automatically terminate and all Revolving Loans and LOC Obligations, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Banks hereunder shall immediately become due and payable without the giving of any notice or other action by the Agent or the Banks.


                                   SECTION 8

                               AGENCY PROVISIONS


   8.01 Appointment. Each Bank hereby designates and appoints NationsBank of North Carolina, N.A. as administrative agent (in such capacity as Agent hereunder, the "Agent") of such Bank to act as specified herein and the other Credit Documents, and each such Bank hereby authorizes the Agent as the agent for such Bank, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Agent. The provisions of this Section are solely for the benefit of the Agent and the Banks and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Agent shall not act solely as agents of the Banks and do not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower.

   8.02 Delegation of Duties. The Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

   8.03 Exculpatory Provisions. Neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency herefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent to the Banks or by or on behalf of the Borrower to the Agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Revolving Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower.

   8.04 Reliance on Communications. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Agent with reasonable care). The Agent may deem and treat the Banks as the owner of their respective interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent in accordance with Section 9.03(b) hereof. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Banks (or to the extent specifically provided in Section 9.06, all the Banks) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks (including their successors and assigns).

   8.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received notice from a Bank or a Credit Party referring to the Credit Document, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks.

   8.06 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Revolving Loans hereunder and enter into this Credit Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

   8.07 Indemnification. The Banks agree to indemnify the Agent in its capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent in their respective capacities as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Obligations and all other amounts payable hereunder and under the other Credit Documents.

   8.08 Agent in its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not Agent hereunder. With respect to the Revolving Loans made and all Obligations owing to it, the Agent shall have the same rights and powers under this Credit Agreement as any Bank and may exercise the same as though they were not Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

   8.09 Successor Agent. The Agent may, at any time, resign upon 20 days' written notice to the Banks, and be removed with or without cause by the Required Banks upon 30 days' written notice to the Agent. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the notice of resignation or notice of removal, as appropriate, then the retiring Agent shall select a successor Agent provided such successor is a Bank hereunder or a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000 and reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this
Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

                                   SECTION 9

                                 MISCELLANEOUS


   9.01 Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower and the Agent, set forth below, and in the case of the Banks, set forth on Schedule 2.01(a), or at such other address as such party may specify by written notice to the other parties hereto:

     if to the Borrower:

          IMC-Agrico Company
          2100 Sanders Road
          Northbrook, Illinois 60062
          Attn: John E. Galvin
          Telephone:  (708) 205-4814
          Telecopy:   (708) 205-4803


          with a copy to:

          Kaye, Scholer, Fierman, Hays & Handler
          425 Park Avenue
          New York, New York 10022-3598
          Attn:  Steven L. Schwarcz, Esq.
          Telephone:  (212)836-8372
          Telecopy:   (212)835-7151

     if to the Agent:

          NationsBank of North Carolina, N.A.
          NationsBank Plaza, 6th Floor
          NC1-002-06-19
          Charlotte, North Carolina  28255
          Attn: Tracy Crotts
          Telephone:  (704)386-9368
          Telecopy:   (704)386-9923

          with a copy to:

          NationsBank of North Carolina, N.A.
          70 West Madison Street
          Chicago, Illinois  60602
          Attn:  Christopher B. Torie
          Telephone:  (312)853-5794
          Telecopy:   (312)372-9194


   9.02 Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, the Borrower agrees that upon the occurrence of an Event of Default and the commencement of remedies described in Section 7.02 hereof, each Bank is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Bank

(including, without limitation branches, agencies or Affiliates of such Bank wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to such Bank hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether such Bank shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Bank subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Revolving Loans and Commitments hereunder pursuant to Section 9.03(c) or Section 2.20 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Bank hereunder.

   9.03  Benefit of Agreement.

     (a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests without prior written consent of the Banks; provided further that the rights of each Bank to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 9.03, provided however that nothing herein shall prevent or prohibit any Bank from (i) pledging its Revolving Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank, or (ii) granting assignments or participation in such Bank's Revolving Loans and/or Commitments hereunder to its parent company and/or to any Affiliate of such Bank which is at least 50% owned by such Bank or its parent company.

     (b) Assignments. Each Bank may assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of Schedule 9.03(b) to one or more Eligible Assignees, provided that any such assignment shall be in a minimum aggregate amount of $5,000,000 of the Commitments and in integral multiples of $1,000,000 above such amount, that each such assignment shall be of a constant not varying, percentage of all of the assigning Bank's rights and obligations under this Credit Agreement. Any assignment hereunder shall be effective upon delivery to the Agent of written notice of the assignment together with, in the case of an assignment other than to a Federal Reserve Bank or to the parent company or an Affiliate of such Bank, a transfer fee of $1,500 payable by the Assigning Bank to the Agent for its own account. The assigning Bank will give prompt notice to the Agent and the Borrower of any such assignment. Upon the effectiveness of any such assignment (and after notice to the Borrower as provided herein), the assignee shall become a "Bank" for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Bank shall be relieved of its obligations hereunder to the extent of the Revolving Loans and Commitment components being assigned. Along such lines the Borrower agrees that upon notice of any such assignment and surrender of the appropriate Note or Notes, it will promptly provide to the assigning Bank and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note (but with notation thereon that it is given in substitution for and replacement of the original Note or any replacement notes thereof).

     (c) Participations. Each Bank may sell, transfer, grant or assign participations in all or any part of such Bank's interests and obligations hereunder; provided that (i) such selling Bank shall remain a "Bank" for all purposes under this Credit Agreement (such selling Bank's obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Bank hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Revolving Loans in which the participant is participating, (B) postpone the date fixed for any payment of principal (including extension of the Termination Date or the date of any mandatory prepayment), interest or fees in which the participant is participating, or (C) release all or substantially all of the collateral or guaranties (except as expressly provided in the Credit Documents) supporting any of the Revolving Loans or Commitments in which the participant is participating, (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited and (iv) any such participations shall be in a minimum aggregate amount of $5,000,000 of the Commitments and in integral multiples of $1,000,000 in excess thereof. In the case of any such participation, the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant's rights against the selling Bank in respect of such participation to be those set forth in the participation agreement with such Bank creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

   9.04 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Guarantor and the Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower or any Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.

   9.05 Payment of Expenses, etc. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, special counsel to the Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and of the Agent and the Banks in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Revolving Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any

Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

   9.06 Amendments, Waivers and Consents. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Required Banks, provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Bank, (i) extend the scheduled maturities (including the final maturity and any mandatory prepayments) of any Revolving Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder or reduce the principal amount thereof, or increase the Commitments of the Banks over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or of a mandatory reduction in the total commitments shall not constitute a change in the terms of any Commitment of any Bank) or issue or extend Letters of Credit in contravention of the provisions of Section 2.07 requiring unanimous consent, (ii) release any guarantor, if any, from its guaranty obligations given in connection herewith, (iii) amend, modify or waive any provision of this Section or Section 2.12, 2.13, 2.14, 2.15, 2.19, 8.07,
9.02 and 9.03 (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Banks or (v) consent to the assignment or transfer by the Borrower (or Guarantor) of any of its rights and obligations under (or in respect of) this Credit Agreement. No provision of Section 8 may be amended without the consent of the Agent.

   9.07 Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

   9.08 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

   9.09 Survival of Indemnification. All indemnities set forth herein, including, without limitation, in Sections 2.12, 2.14, 2.15, 2.16 or 9.05 shall survive the execution and delivery of this Credit Agreement, and the making of the Revolving Loans, the repayment of the Revolving Loans and other obligations and the termination of the Commitments hereunder.

   9.10  Governing Law; Submission to Jurisdiction; Venue.

     (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in either (a) the courts of the State of New York in Manhattan County, or of the United States for the Southern District of New York, or (b) the courts of the State of North Carolina in Mecklenburg County, or of the United States for the Western District of North Carolina, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out notices pursuant to Section 9.01, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

     (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     (c) THE AGENT, EACH OF THE BANKS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

   9.11 Severability. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

   9.12 Entirety. This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

   9.13 Survival of Representations and Warranties. All representatives and warranties made by the Borrower herein shall survive delivery of the Notes and the making of the Revolving Loans and the issuance of the Letters of Credit hereunder.

                  [Remainder of page intentionally left blank]

   IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

              IMC-AGRICO COMPANY, a Delaware
              general partnership by its Managing
              Partner

              By:  IMC-AGRICO MP, INC., a Delaware
                  corporation, as Managing Partner

              By:___________________________
              Title:________________________


BANKS:

              NATIONS BANK OF NORTH CAROLINA, N.A.,
              individually i its capacity as Bank
              and in its capacity as Agent

              By_________________________________

              Title______________________________

              CITIBANK, N.A.

              By_________________________________

              Title______________________________

              COOPERATIVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A.

              By_________________________________

              Title______________________________

              ARAB BANKING CORPORATION

              By_________________________________

              Title______________________________

                               Schedule 2.01(a)
                             Schedule of Banks and
                                  Commitment

                                      Address                                   Revolving      LOC
                                    for Funding             Address for         Committed   Committed
Bank                               and Payments            Other Notices          Amount     Amount
- -----------------------------  ---------------------  ------------------------  ----------  ---------

NationsBank of North           NationsBank of North   NationsBank of North      21,250,000  7,083,333
 Carolina, N.A.                 Carolina, N.A.         Carolina, N.A.
                               One NationsBank Plaza  One NationsBank Plaza
                               NC1-002-06-19          NC1-002-06-19
                               Charlotte, NC 28255    Charlotte, NC 28255
                               Attn: Tracy Crotts     Attn: Tracy Crotts
                               Phone: (704)386-9368   Phone: (704)386-9368
                               Fax:   (704)386-9923   Fax:   (704)386-9923

                                                      with a copy to:

                                                      NationsBank of
                                                      North Carolina, N.A.
                                                      70 West Madison Street
                                                      Chicago, IL 60602
                                                      Attn: Chris Torie
                                                      Phone: (312)853-5794
                                                      Fax:   (312)372-9194

Citibank, N.A.                                        Citibank, N.A.            21,250,000  7,083,333
                                                      399 Park Avenue
                                                      6th Floor, Zone 11
                                                      New York, NY  10043
                                                      Attn: Jim Simpson
                                                      Phone: (212)559-7773
                                                      Fax:   (212)826-2371

Cooperatieve                                          Rabobank Nederland        25,000,000  8,333,333
Centrale Raiffeisen-                                  245 Park Avenue
Boerenleenbank, B.A.                                  New York, NY 10167
                                                      Attn: Joanna Solowski
                                                      Phone: (212)916-7801
                                                      Fax:   (212)916-7837

                               Schedule 2.01(a)
                             Schedule of Banks and
                                  Commitment

                                      Address                                   Revolving      LOC
                                    for Funding             Address for         Committed   Committed
Bank                               and Payments            Other Notices          Amount     Amount
- -----------------------------  ---------------------  ------------------------  ----------  ---------

Arab Banking                                          Arab Banking               7,500,000  2,500,000
Corporation                                           Corporation
                                                      245 Park Avenue
                                                      31st Floor
                                                      New York, NY 10167
                                                      Attn: Grant McDonald
                                                      Phone: (212)850-0600
                                                      Fax:   (212)599-8385


                                Schedule 2.02(1)
                                ----------------

                          FORM OF NOTICE OF BORROWING


NationsBank of North Carolina,
 N.A., as Agent for
 the Lenders referred to below
One NationsBank Plaza
NC1-002-06-19
Charlotte, North Carolina  28255
Attention:  Corporate Credit Administration
            Tracy Crotts

Ladies and Gentlemen:

   The undersigned, IMC-AGRICO COMPANY (the "Borrower"), refers to the Credit Agreement dated as of February 9, 1994 (as it may be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Bank's party thereto, and NationsBank of North Carolina, N.A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that it requests a Revolving Loan advance under the Credit Agreement, and in that connection sets forth below the terms on which such Revolving Loan advance is requested to be made:

(A)  Date of Borrowing
     (which is a Business Day)    _______________________

(B)  Principal Amount of
     Borrowing/1                  _______________________

(C)  Interest rate basis/2        _______________________

(D)  Interest Period and the
     last day thereof/3           _______________________

  1/ Which shall be (i) not less than the lesser of $2,000,000 or the remaining amount available to be borrowed with respect to the Revolving Loans in accordance with the terms of Section 2.01(a) (and in each case where the requested advance is in excess of $2,000,000 or (ii) not greater than the Revolving Committed Amount then available; provided that, the foregoing shall be subject to compliance with each of the requirements of the Credit Agreement.

  2/ Eurodollar Loan or Base Rate Loan.

  3/ Which shall (i) be subject to the definition of "Interest Period", and (ii) be subject to compliance with each of the requirements of the Credit Agreement.

   Upon acceptance of any or all of the Revolving Loans made by the Banks in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 2.07(b) of the Credit Agreement have been satisfied.

                               Very truly yours,

                               IMC-AGRICO COMPANY, by its Managing Partner

                               By:  IMC-Agrico MP, Inc.

                               By:_______________________________
                               Title:____________________________

                                Schedule 2.02(2)
                                ----------------

                          FORM OF NOTICE OF CONVERSION


NationsBank of North Carolina,
  N.A., as Agent for
  the Lenders referred to below
One NationsBank Plaza
NC1-002-06-19
Charlotte, North Carolina  28255
Attention:  Corporate Credit Administration
            Tracy Crotts

Ladies and Gentlemen:

   The undersigned, IMC-AGRICO COMPANY (the "Borrower"), refers to the Credit Agreement dated as of February 9, 1994, (as it may be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Banks party thereto, and NationsBank of North Carolina, N.A., as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests an extension or conversion of a Revolving Loan outstanding under the Credit Agreement, and in that connection sets forth below the terms on which such extension or conversion is requested to be made:

(A)  Date of Extension or Conversion
     (which is the last day of the   _______________________
     the applicable Interest Period)

(B)  Principal Amount of
     Extension or Conversion 4     _______________________

(C)  Interest rate basis 5           _______________________

(D)  Interest Period and the
     last day thereof 6              _______________________






- -------------------------
 4   Which shall be (i) not less than the lesser of $2,000,000 or the remaining amount available to be borrowed with respect to the Revolving Loans in accordance with the terms of Section 2.01(a) (and in each case where the requested advance is in excess of $2,000,000 or (ii) not greater than the Revolving Committed Amount then available; provided that, the foregoing shall be subject to compliance with each of the requirements of the Credit Agreement.

 5   Eurodollar Loan or Base Rate Loan.

 6   Which shall (i) be subject to the definition of "Interest Period", and (ii)
be subject to compliance with each of the requirements of the Credit Agreement.

   Upon acceptance of extension or conversion of any or all of the Revolving Loans made by the Banks in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 2.08(b) of the Credit Agreement have been satisfied.

                                     Very truly yours,

                                     IMC-AGRICO COMPANY, by its Managing Partner

                                     By:  IMC-Agrico MP, Inc.

                                          By:_______________________________
                                          Title:____________________________

                                 SCHEDULE 2.06
                                 -------------

                             FORM OF REVOLVING NOTE

$____________________                                February 9, 1994


     FOR VALUE RECEIVED, IMC-AGRICO COMPANY, a Delaware general partnership (the "Borrower"), hereby promises to pay to the order of __________________________ (the "Bank"), at the office of NationsBank of North Carolina, N.A., as Agent (the "Agent"), at One NationsBank Plaza, NC1-002-06-19, Charlotte, North Carolina 28255 (or at such other place or places as the holder hereof may designate), at the times set forth in the Credit Agreement dated as of the date hereof among the Borrower, the Agent, the Bank and certain other lenders (as it may be amended, modified, extended or restated from time to time, the "Credit Agreement"; all capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement), but in no event later than the Termination Date, in Dollars and in immediately available funds, the principal amount of ________________________ ($____________) or, if less than such principal amount, the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Borrower pursuant to the Credit Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates selected in accordance with
Section 2.05 of the Credit Agreement.

   From and after any failure to make any payment of principal or interest in respect of the Obligations when due, whether at scheduled or accelerated maturity or on account of any mandatory prepayment (including any reimbursement obligations in respect of Letters of Credit and requirement for cash collateral), the principal of and, to the extent permitted by law, interest hereunder shall bear interest as provided in Section 2.05 of the Credit Agreement. Further, in the event the payment of all sums due hereunder is accelerated under the terms of the Credit Agreement, this Note, and all other indebtedness of the Borrower to the Bank shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

   In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees and disbursements.

   All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on Schedule A attached hereto and incorporated herein by reference, or on a continuation thereof which shall be attached hereto and made a part hereof; provided, however, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note.

   IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

                      IMC-AGRICO COMPANY, by its Managing Partner

                      By:  IMC-Agrico MP, Inc.

                           By:_______________________________
                           Title:____________________________

                               SCHEDULE A TO THE
                      REVOLVING NOTE EXECUTED IN FAVOR OF
                             _____________________
                             DATED February 9, 1994

                                                Unpaid     Name of
           Type                                 Principal  Person
           of    Interest       Payments        Balance    Making
Date       Loan  Period    Principal  Interest  of Note    Notation
- ----       ----  --------  ---------  --------  ---------  --------


                                Schedule 2.07(c)
                                ----------------

                     Schedule of Existing Letters of Credit

                                 SCHEDULE 4.09
                                 -------------

                      Schedule of Outstanding Indebtedness

                                 SCHEDULE 4.10
                                 -------------

                         Schedule of Legal Proceedings

                                 SCHEDULE 4.14
                                 -------------

                          Schedule of ERISA Exceptions

                                 Schedule 4.18
                                 -------------

                      Schedule of Environmental Exceptions

                                 Schedule 4.20
                                 -------------

                   Schedule of Loans and Investments Existing
                             as of the Closing Date

                                Schedule 5.01(c)
                                ----------------

                    Form of Officer's Compliance Certificate

    For the fiscal quarter ended _________________, 19___.

    I, ______________________, chief financial officer of IMC-AGRICO COMPANY (the "Borrower") hereby certify that, with respect to that certain Credit
      --------
Agreement dated as of February 9, 1994 (as it may be amended, modified, extended or restated from time to time, the "Credit Agreement"; all of the defined terms
                                    ----------------
in the Credit Agreement are incorporated herein by reference) among the Borrower, the other Credit Parties party thereto, the Banks party thereto and NationsBank of North Carolina, N.A., as Agent:

    a. Since ___________ (the date of the last similar certification, or, if none, the Closing Date) (i) the Credit Parties have kept, observed, performed and fulfilled each and every agreement binding on them contained in the Credit Documents in all material respects and (ii) no Default or Event of Default has occurred under the Credit Agreement/7/; and


    b.  The representations and warranties of the Credit Parties set forth in
        Section 4 of the Credit Agreement are true and correct in all respects on and as of the date hereof as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

Delivered herewith are detailed calculations demonstrating compliance by the Credit Parties with the financial covenants contained in Section 5.11 of the Credit Agreement as of the end of the fiscal period referred to above.

    This ______ day of ___________, 19__.


                              ________________________________
                                  Chief Financial Officer
                                  IMC-Agrico Company

- --------
    /7/ If a Default or Event of Default shall have occurred during the applicable period, a detailed explanation of such Default or Event of Default shall be provided on a separate page together with an explanation of the action taken or proposed to be taken by the Credit Parties with respect thereto.

                              Financial Covenants

                                 Schedule 5.06

                             Schedule of Insurance

                                 SCHEDULE 6.02
                                 -------------

                          Schedule of Permitted Liens

                                SCHEDULE 9.03(B)
                                ----------------

                       Form of Assignment and Acceptance


    THIS ASSIGNMENT AND ACCEPTANCE dated as of ________, 199_ is entered into between ________________ ("Assignor") and ____________________ ("Assignee").

    Reference is made to the Credit Agreement dated as of February 9, 1994, as amended and modified from time to time thereafter (the "Credit Agreement") among IMC-AGRICO COMPANY, the Banks party thereto and NationsBank of North Carolina, N.A., as Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

    1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below, the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitments of the Assignor on the effective date of the assignment designated below (the "Effective Date") and the Revolving Loans owing to the Assignor and in the LOC Obligations in which Assignor has a participation interest which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Revolving Loans to the Effective Date and the amount, if any, set forth below of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 12.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee, if it is not already a Bank under the Credit Agreement, shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights (other than rights to indemnification arising prior to the Effective Date) and be released from its obligations under the Credit Agreement.

    2. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

3.   Terms of Assignment

(a)  Date of Assignment:

(b)  Legal Name of Assignor:

(c)  Legal Name of Assignee:

(d)  Effective Date of Assignment:

(e)  Revolving Loan Commitment
     Percentage Assigned (expressed
     as a percentage of the total
     Commitment of the Banks to
     make Revolving Loans and set
     forth to at least 8 decimals)                             %

(f)  Revolving Loan Commitment
     Percentage of Assignor after
     Assignment (set forth to at
     least 8 decimals)                                         %

(g)  Total Revolving Loans outstanding
     as of Effective Date                          $_____________

(h)  Principal Amount of Revolving
     Loans assigned on Effective
     Date (the amount set forth
     in (g) multiplied by the
     percentage set forth in (e))                  $_____________

The terms set forth above
are hereby agreed to:

____________________, as Assignor



By:_____________________________________

Title:__________________________________


_____________________, as Assignee


By:_____________________________________

Title:__________________________________


CONSENTED TO:

NATIONSBANK OF NORTH CAROLINA, N.A.,
as Agent

By:____________________________________

Title:_________________________________



IMC-AGRICO COMPANY, by its Managing Partner

    By:  IMC-Agrico MP, Inc.

        By:_______________________________
        Title:____________________________

                                AMENDMENT NO. 4

                                                                  March __, 1994

To the Lenders party to the
  Credit Agreement referred to
  below

Ladies and Gentlemen:

      We refer to the Credit Agreement dated as of June 29, 1993, as amended by Amendment No. 1 and Waiver No. 1 dated as of June 30, 1993, Amendment No. 2, Waiver No. 2 and Consent No. 1 dated as of September 1, 1993, Amendment No. 2, Waiver No. 2 and Consent No. 1 dated as of September 3, 1993, and Amendment No. 3 dated as of December 30, 1993 (the "Credit Agreement") among IMC Fertilizer, Inc., as Borrower, IMC Fertilizer Group, Inc., as Guarantor, each of you, Citibank, N.A. ("Citibank"), as Administrative Agent, and Citibank, NationsBank of North Carolina, N.A., and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., as Co-Agents. Unless otherwise defined herein, the terms defined in the Credit Agreement are used herein as therein defined.

      The Guarantor plans to make an offering of its common stock in an approximate amount of $150,000,000, the proceeds of which will be used to pay outstanding debt. We have requested that you agree to amend the Credit Agreement to permit such offering and debt payment, and to allow the issuance and sale of capital stock and prepayment of debt in the future. You have indicated your willingness to so agree. Accordingly, it is hereby agreed by you and us as follows:

       The Credit Agreement is, effective as of the date first above written, hereby amended as follows:

       (a) Section 5.02(g) is amended by adding the words "of the Borrower" in the ninth and tenth lines thereof after the words "capital stock".

       (b) Section 5.02(g) is further amended by deleting subsections (iv), (v) and (vi) in full.

       (c) Section 5.02(k) is deleted in full.

       On and after the effective date of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the Notes to the Credit Agreement, thereunder, thereof or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment. The Credit Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

       If you agree to the terms and provisions hereof, please evidence such agreement by executing and telecopying a signature page counterpart of this Amendment to (212) 826-2371, Attention of Goran Sare, and returning at least six counterparts of this Amendment to Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, Attention of Kimberly Marroni. This Amendment shall become effective as of the date first above written when and if counterparts of this Amendment shall have been executed by the Required Lenders. This Amendment is subject to the provisions of Section 9.01 of the Credit Agreement.

       This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

       This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

                                               Very truly yours,

                                               IMC FERTILIZER, INC., as
                                               Borrower


                                               By ____________________________
                                                  Title:



                                               IMC FERTILIZER GROUP, INC.,
                                               as Guarantor



                                               By ____________________________
                                                  Title:

Agreed as of the date
  first above written:

CITIBANK, N.A., as Administrative Agent,
Co-Agent and a Lender



By /s/ James N. Sampson
  ---------------------------
  Title:  James N. Sampson
          Citibank, N.A.
          Attorney-in-Fact

NATIONSBANK OF NORTH CAROLINA, N.A., as
Co-Agent and a Lender



By
  ---------------------------
  Title:

COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., as Co-Agent and
a Lender



By
  ---------------------------
  Title:


By
  ---------------------------
  Title:


ARAB BANKING CORPORATION, as
a Lender


By
  ---------------------------
  Title:

Agreed as of the date
  first above written:

CITIBANK, N.A., as Administrative Agent,
Co-Agent and a Lender



By
  ---------------------------
  Title:


NATIONSBANK OF NORTH CAROLINA, N.A., as
Co-Agent and a Lender



By /s/ C
  ---------------------------
  Title:  Senior Vice President

COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., as Co-Agent and
a Lender



By
  ---------------------------
  Title:


By
  ---------------------------
  Title:


ARAB BANKING CORPORATION, as
a Lender


By
  ---------------------------
  Title:

Agreed as of the date first above written:


CITIBANK, N.A., as Administrative Agent,
Co-Agent and a Lender


By
   -------------------------------------
   Title:




NATIONSBANK OF NORTH CAROLINA, N.A., as
Co-Agent and a Lender


By
   -------------------------------------
   Title:




COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., as Co-Agent and a
Lender


By
   -------------------------------------
   Title:      Vice President


By
   -------------------------------------
   Title:      Vice President




ARAB BANKING CORPORATION, as a Lender


By
   -------------------------------------
   Title:

Agreed as of the date
  first above written:

CITIBANK, N.A., as Administrative Agent,
Co-Agent and a Lender


By---------------------------
  Title:

NATIONSBANK OF NORTH CAROLINA, N.A., as
Co-Agent and a Lender


By---------------------------
  Title:

COOPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., as Co-Agent and
a Lender


By---------------------------
  Title:


By---------------------------
  Title:

ARAB BANKING CORPORATION, as
a Lender

          GRANT E. McDONALD
By---------------------------
  Title:  GRANT E. McDONALD
           Vice President